UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	September 30, 2022

Hudson Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

New York
(State or Other Jurisdiction of Incorporation)

1-13412	13-3641539
(Commission File Number)	(IRS Employer Identification No.)

300 Tice Boulevard, Suite 290, Woodcliff Lake, New Jersey	07677
(Address of Principal Executive Offices)	(Zip Code)

(845) 735-6000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	HDSN	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Election of New Directors

On September 30, 2022, upon the recommendation of the Nominating Committee, the Board of Directors (the “Board”) of Hudson Technologies, Inc. (the “Company”) elected Nicole Bulgarino and Loan Nguyen Mansy to the Board, effective immediately. Ms. Bulgarino’s term will expire at the Company’s annual meeting of stockholders expected to be held in June 2023 and Ms. Mansy’s term will expire at the Company’s annual meeting of stockholders expected to be held in June 2024. The Board has not yet determined the Board committee placements for Ms. Bulgarino and Ms. Mansy. There are no arrangements or understandings between Ms. Bulgarino or Ms. Mansy and any other persons pursuant to which she was elected as a director. Upon the recommendation of the Nominating Committee, the Board has determined that Ms. Bulgarino and Ms. Mansy each qualify as an independent director within the meaning of the listing standards of the Nasdaq Stock Market. Additionally, there are no transactions involving the Company and Ms. Bulgarino or Ms. Mansy that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

Ms. Bulgarino, age 49, currently serves as Executive Vice President of Ameresco, Inc. (NYSE: AMRC), a leading energy efficiency and energy infrastructure company, where she has served in a variety of increasingly senior positions since joining its predecessor company in 1998. She previously worked as a Lead Process Engineer at Raytheon Engineers & Constructors from 1994-1998. Ms. Bulgarino brings over 25 years of experience in developing, designing and implementing energy infrastructure projects and plays a key role in strategic planning and growth.

Ms. Mansy, age 51, currently serves as Executive Vice President – Sales & Service, at Clean Harbors, Inc. (NYSE: CLH), a leading hazardous waste management company, which she joined in 2019. Previously, from 2017 to 2019, she served as Area President of Republic Services, Inc., a leading provider of non-hazardous solid waste management services. Prior thereto, Ms. Mansy worked in managerial positions at Akzo Nobel N.V., Eastman Chemical Company, Solutia Inc. and Monsanto Chemical Co. She has over 30 years of experience as a business leader in the chemical and waste management industries.

Ms. Bulgarino and Ms. Mansy will be compensated in accordance with the Company’s revised non-employee director compensation policy as described below. In addition, on September 30, 2022, Ms. Bulgarino and Ms. Mansy each received a grant of 3,401 shares of Company common stock. Such share grants will vest immediately.

Resignation of Director

On September 30, 2022, Otto C. Morch provided notice to the Company of his resignation as a member of the Board, effective immediately. Mr. Morch’s decision to resign was not the result of any disagreement with the Company. In connection with his departure, the Company agreed to extend the exercise period of Mr. Morch’s outstanding stock options to purchase an aggregate of 113,859 shares of Company common stock through the respective original terms thereof. In consideration of Mr. Morch’s over 25 years of service on the Board, the Board also agreed to make an additional one-time cash payment of $46,500 to Mr. Morch.

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Non-Employee Director Compensation

On September 30, 2022, the Board amended its compensation policy for non-employee directors, effective immediately.

The Board’s revised non-employee director compensation structure is as follows:

•	Annual cash fee of $50,000 per year payable in equal quarterly installments;

•	In addition to the annual cash fee set forth above, the Chairperson of the Audit Committee, the Executive Compensation Committee, and the Occupational, Safety and Environmental Protection Committee, shall receive an additional annual cash fee of $10,000 payable in equal quarterly installments;

•	An additional payment following the annual shareholders meeting of the Company of $50,000 — payable in the form of an equity grant determined by the Compensation Committee.

•	An additional payment following the annual shareholders meeting of the Company of $50,000 — payable, at the choice of each director, either (1) entirely in the form of an equity grant determined by the Compensation Committee or (2) half in cash and half in the form of an equity grant determined by the Compensation Committee.

Item 7.01.	Regulation FD Disclosure.

On October 3, 2022, the Company issued a press release announcing changes to its Board. A copy of the press release is furnished herewith as Exhibit 99.1.

The information furnished in this Item 7.01, including Exhibit 99.1, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Press Release issued October 3, 2022
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2022

HUDSON TECHNOLOGIES, INC.

By:	/s/ Nat Krishnamurti
Name: Nat Krishnamurti
Title: Chief Financial Officer & Secretary

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